Exhibit 4.8

SPIN-OFF AMENDMENT

TO THE

KELLOGG COMPANY — BAKERY, CONFECTIONERY, TOBACCO WORKERS

AND GRAIN MILLERS

PENSION PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2016)

WHEREAS, Kellogg Company (the “Company”) maintains the Kellogg Company —Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan (as amended and restated effective January 1, 2016) (the “Plan”) for the benefit of eligible union employees of the Company and its affiliates;

WHEREAS, under Section 13.2 of the Plan, the Company and the Union (as such terms are defined under the Plan) have authorized the Administrative Committee to amend or modify the provisions of the Plan by a unanimous vote;

WHEREAS, the Company has announced that it will separate its North American cereal business into an independent, publicly-traded company that will continue North American cereal operations, effective as of the date determined by the Company (the “Separation Date”), which is expected to occur on or before December 31, 2023; and

WHEREAS, the Union and the Company have agreed that the portion of the Plan covering employees and former employees represented by Local #401-G, Muncy Pennsylvania shall be either spun-off into the Muncy S&I Plan sponsored by the Company effective as of the date determined by the Company, but no sooner than February 1, 2023, and no later than the Separation Date or be transferred from the Plan to the Kellogg S&I Plan in a plan-to-plan transfer within the same time period.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power given to the Administrative Committee under Section 13.2 of the Plan, the Plan is hereby amended effective February 1, 2023, as follows:

1. Section 3.1 of the S&I Plan is amended by adding subsection (c) as follows:

(c) Effective as of the close of business on the earlier of the day before the Muncy S&I Plan is established or the day before a plan-to-plan transfer from the Plan to the Kellogg Company Savings & Investment Plan occurs, no Employee or former Employee represented by Local #401-G, Muncy Pennsylvania shall participate in the Plan.

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IN WITNESS WHEREOF, the duly authorized Members of the Pension Committee have executed this Spin-Off Amendment to the Kellogg Company — Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan (as amended and restated effective January 1, 2016), effective as February 1, 2023.

KELLOGG COMPANY – BAKERY, CONFECTIONERY, TOBACCO WORKERS AND GRAIN MILLERS

For the Union

/s/ Anthony Shelton

/s/ David Woods

/s/ Roger L. Miller

Date:	March 13, 2023

For the Employer (Kellogg Company)

/s/ Pamela DiStefano

Date:	March 13, 2023

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